VIA FACSIMILE TRANSMISSION

January 13, 2000



Mr. Robert Benedict
RedFlag, Inc.
1523 Cabrillo Avenue
Venice, CA  90291

Dear Robert:

This letter is intended to summarize our recent discussions between Pacific Softworks, Inc. and RedFlag,
Inc.

1. Pacific Softworks, Inc. ("PSI") is desirous of entering into a strategic relationship with RedFlag, Inc. ("RedFlag") to jointly develop certain specific aspects of their respective businesses.

2. Assumptions are that as Red Flag increases its revenues, thereby proving the corporate concept, it will result in related value increases.

It is assumed that over the next 18 months RedFlag will have cumulative revenues of approximately $15 million. It is also assumed that Robert Benedict will draw a salary of approximately $1 million in 2000 and that there will be a pre tax profit of approximately 50%.

3. In addition to the stock exchange between PSI and Red Flag, PSI is prepared to assist RedFlag in marketing by a formal introduction to all of PSI's customers and associates. There will be an immediate effort to introduce RedFlag to FSPN, iApplianceNET.com, IBM, Alcatel, and others. PSI will also make available its Internet and web technology to be marketed, where appropriate, to RedFlag's customers.

4. Both parties believe that it is in the best interests of both PSI and RedFlag to have substantial financial interest in each other's companies. Therefore, PSI will purchase up to 12.5% of the outstanding shares of RedFlag, on a fully diluted basis, for shares of PSI on the following schedule:





Mr. Robert Benedict
January 13, 2000
Page Two


Red Flag Revenues		% to be acquired		Pacific's Price (1)

$  1,000,000		     10.0%	 $  100,000	1 x Revenues
$  3,000,000		     10.0%	 $  300,000	1 x Revenues
$  9,000,000		     12.5%	$ 2,250,000	2 x Revenues
$15,000,000		      12.5%	  3,750,000	2 x Revenues

          				     45.0%   $6,400,000 (2)

(1) To protect both Red Flag and PSI, a collar will be placed on PSI stock price which will be divided into the price in dollars that PSI pays for Red Flag stock. The collar will be between $12 and $4.

Example: If PSI stock is selling at $20 per share at the time Red Flag reaches $15 million in revenue, Red Flag would have the benefit of a $12 maximum price placed on PSI's stock. It would receive at least 312,500 shares. If PSI's stock were selling at $4 or below, Red Flag would receive 937,500 shares of PSI.

(2) If PSI stock averaged $6 per share, Red Flag would receive
1,066,667 shares of PSI

5. At a minimum, PSI would expect this investment to be subject to the following terms and conditions:

A. RedFlag and PSI will endeavor to develop areas of common interest as they relate to software and hardware requirements.

B. It is understood that PSI will give a limited, revocable, proxy, in favor of Mr. Robert Benedict, (to the extent that his ownership in RedFlag should fall below 50%), to vote the shares of RedFlag that will be held by PSI. The limiting factors of the proxy will be maintenance of certain (to be determined) financial ratios. The proxy will not be in force as it relates to mergers, acquisitions, or bankruptcy.

C. PSI will have the right to appoint one Director to RedFlag' s Board of Directors.

D. PSI and RedFlag will negotiate a first right of refusal for embedded Internet technologies to be provided by PSI for use by RedFlag, or its partners, in delivering RedFlag products and services. Said Internet technologies will include, but will not be limited to, embedded Web browsers, networking protocol stacks and thin client technologies.

E. The negotiation, execution and delivery of a definitive binding written agreement and such other documentation as may be necessary or appropriate, all in form and substance satisfactory to PSI and RedFlag, and will include customary representations, warranties and

Mr. Robert Benedict
January 13, 2000
Page Three



any determined budgets, forecasts and financial systems and controls (which may be negotiated as part of a definitive agreement) which shall survive the closing of the Agreement as well as customary conditions precedent and indemnification.

F. The completion by PSI and RedFlag and their respective accountants, counsel and other experts of a customary due diligence investigation with respect to the business and affairs (including business, financial and legal matters) of PSI and RedFlag and the resolution, in a manner satisfactory to the Parties of any and all issues raised as a result of such investigation.

G. The receipt of all necessary and appropriate corporate stockholder, and governmental approvals by the Parties to enter into, and consummate the transactions contemplated by the Agreement.

H. The obtaining of such consents and approvals from third parties as may be required in order lawfully to consummate a definitive agreement without violating any contract or rights of third parties.

I. The occurrence prior to the Closing Date (as defined within the definitive agreement) of no material adverse change in the financial condition, business or prospects of any of the Parties and no threatened litigation with respect to the transactions contemplated hereby or otherwise with respect to any of the Parties.

6. The Parties represent that each has the necessary power and authority to execute and deliver this Letter. By executing and delivering this Letter each of the Parties represents that to their knowledge none the Parties nor any stockholder of any of the Parties is in violation of, breach of or default under any material contract, agreement or understanding, whether oral or written, to which the Parties or stockholders is a party.

7. This Letter is only an expression of mutual interest by the Parties concerning some aspects of the proposed transactions described herein, it being understood that all of the material terms of such proposed transactions are not yet agreed upon between the Parties and still must be agreed upon mutual satisfaction of all the Parties.


8. Except as explicitly otherwise set forth in this Letter

- No liabilities or obligations of any kind whatsoever are intended to be created hereby between the Parties;
- This Letter is not intended to constitute a legally binding contract or to consummate the proposed transactions described herein and is not an agreement to enter into a legally binding agreement;

Mr. Robert Benedict
January 13, 2000
Page Four



- Any binding legal obligation of any nature between the Parties shall be only set forth in the definitive Agreement;
- No party may claim any legal rights against the other by reason of the execution of this Letter or by taking any action in reliance thereon; and
- Each Party shall bear its own costs in connection with this Letter and the Agreement contemplated thereby.

9. The Parties intend in good faith to use their best efforts to proceed promptly with the negotiation, execution and the delivery of the definitive agreement and the closing transactions contemplated by this Letter. This Letter shall terminate and, except as set forth in Item 8, shall be of no further force or effect if the Agreement has not been approved by PSI's and RedFlag' Boards of Directors, all required regulatory agencies and, if required, submitted to the stockholders of PSI and RedFlag for approval by February 29, 2000 or any other date that may be mutually acceptable to the Parties.


If the terms and conditions set forth in this Letter correctly set forth our understanding, please execute this Letter in duplicate and return one fully executed copy to me at your convenience.

If this Letter has not been executed and returned to us by January 17, 2000, it shall be deemed null and void.

Very truly yours,



Glenn P. Russell
Chairman of the Board

The foregoing correctly sets forth our understanding:

RedFlag, Inc.